Exhibit 99.1

Kyntra Bio Continues Balance Sheet Transformation with Material Reduction of Royalty Financing Obligation

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Company reduces the maximum aggregate payments under its royalty financing agreement from $125 million to $65 million

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Company accelerated payment of $42.6 million upfront, bringing total payments made to date to $50 million, a full return of NQ Project Phoebus, L.P.’s invested capital, with up to $15 million of additional royalty-based payments to follow

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Remaining payments, capped at $15 million, to be paid from 50% of the revenue received from Astellas in the Astellas territories excluding Japan

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Pro forma for the upfront payment, cash, cash equivalents, investments, and accounts receivable of $53.1 million as of June 30, 2026

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Cash runway now expected into the fourth quarter of 2027

SAN FRANCISCO, Aug. 31, 2026 (GLOBE NEWSWIRE) -- Kyntra Bio (Nasdaq: KYNB) today announced the signing of an amendment and restatement of its existing royalty financing agreement with NQ Project Phoebus, L.P., materially reducing its payment obligations under the agreement in exchange for an accelerated upfront payment.

“This amendment marks an important step for the company,” said Thane Wettig, Chief Executive Officer of Kyntra Bio. “With a simplified balance sheet, our focus remains on our exciting rare disease and oncology pipeline. We are advancing FG-3246, a potential first-in-class ADC for the treatment of metastatic castration-resistant prostate cancer, with interim results from the ongoing Phase 2 trial on track for the fourth quarter of this year. In parallel, we continue to advance roxadustat in anemia due to lower-risk MDS, with the goal of initiating the pivotal Phase 3 trial in the fourth quarter of 2026. We remain steadfast on our mission to enhance value for patients and shareholders alike.”

“This transaction is another major step in the continuation of a deliberate, multi-year transformation of our balance sheet,” said David DeLucia, Chief Financial Officer of Kyntra Bio. “Following the sale of our China operations and the payoff of our senior secured term loan in 2025, we have now substantially reduced our payment obligations under the royalty financing agreement by $60 million, strengthening our financial position to execute against our rare disease and oncology pipeline while maintaining a cash runway into the fourth quarter of 2027.”

Exhibit 99.1

Amendment to Royalty Financing Agreement

The amendment includes the following terms:

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Reduction of the maximum aggregate payments under the agreement from $125 million to $65 million.
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$42.6 million accelerated upfront payment from Kyntra Bio to NQ Project Phoebus, L.P., bringing total payments made to date to $50 million, a full return of NQ Project Phoebus, L.P.’s invested capital.
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Remaining payments, capped at $15 million, to be paid from 50% of the revenue Kyntra Bio receives from Astellas in the Astellas territories excluding Japan.
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Once the $15 million cap is reached, the amended agreement will terminate, with Kyntra Bio retaining all subsequent EVRENZO™ royalties in the Astellas territories.

FibroGen Europe Bankruptcy Update

As previously disclosed, the Company’s subsidiary, FibroGen Europe, voluntarily submitted for bankruptcy to the Finnish bankruptcy court in April 2026. At the time of the filing, the Company had related product development obligations and accrued interest of $19.2 million on its balance sheet. In June 2026, the Company settled all obligations for approximately $0.1 million, resulting in a significant non-operating gain in the second quarter of 2026.

Balance Sheet and Liquidity

The Company reported cash, cash equivalents, investments, and accounts receivable of $95.7 million as of June 30, 2026. Pro forma for the upfront payment, the Company holds cash, cash equivalents, investments, and accounts receivable of $53.1 million as of June 30, 2026, with a cash runway expected into the fourth quarter of 2027.

Taken together, the amendment and the FibroGen Europe bankruptcy have reduced the Company’s future liabilities by approximately $80 million.

About Kyntra Bio
Kyntra Bio is a biopharmaceutical company focused on development of novel therapies in oncology and rare disease. Roxadustat (爱瑞卓®, EVRENZO™) is currently approved in Europe, Japan, China, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate the development plan for the Phase 3 trial of roxadustat in anemia associated with lower-risk myelodysplastic syndromes (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46, is in Phase 2 development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.kyntrabio.com.

Exhibit 99.1

Forward-Looking Statements
This release contains forward-looking statements regarding Kyntra Bio’s strategy, future plans and prospects, including statements regarding its commercial products and clinical programs and those of its partners Fortis and UCSF. These forward-looking statements include, but are not limited to, statements regarding cash and pro-forma cash, such as the expectation that cash, cash equivalents, investments, and accounts receivable will be sufficient to fund Kyntra Bio’s operating plans into the fourth quarter of 2027, and statements about Kyntra Bio’s plans and objectives. These forward-looking statements are typically identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Kyntra Bio’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in Kyntra Bio’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Kyntra Bio undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

For Investor Inquiries:
David DeLucia, CFA
Senior Vice President and Chief Financial Officer
ir@kyntrabio.com